EXHIBIT 2

State of Delaware
OFFICE OF THE SECRETARY OF STATE
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I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "MY PERSONAL SALON.COM, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF MARCH, A.D. 2001, AT 9 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor
Secretary of State
3372420 8100 AUTHENTICATION: 1042337
010144419 DATE: 03-23-01

CERTIFICATE OF INCORPORATION
OF
MY PERSONAL SALON.COM, INC.

The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

 FIRST: The name of the corporation is MY PERSONAL SALON.COM, INC., (hereinafter the "Corporation").

 SECOND: The address of the registered office and the name and address of the registered agent is lexis Document Services, Inc., 30 Old Rudnick Road, Suite 100, Dover, Delaware 19901.

 THIRD: The nature of the business and the purposes to be conducted and promoted by the corporation are as follows:

 (a) To conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of the State of Delaware.

 (b) To engage generally in the salon/personal care business as principal, agent, broker and in any lawful capacity

 FOURTH: (a) The total number of shares of stock which the Corporation in authorized to issue is Twenty-Six Million (26,000,000) shares, consisting of Twenty-Five Million (25,000,000) shares of Common Stock, par value $0.0001 per share, (the "Common Stock"), and One Million (1,000,000) shares of Preferred Stock, par value $0.0001 per share, (the "preferred Stock").

(b) Every holder of the Common Stock shall be entitled to one (1) vote, in person or by proxy, for each share of the Common Stock standing in the name of such holder on the transfer books of the Corporation as to all matters upon which the holders of the Common Stock shall be entitled or offered the opportunity to vote.

 (c) Pursuant to paragraph (a)(4) of Section 102 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation is hereby granted the authority to fix, by resolution or resolutions, any statements of the voting powers, if any, and the designations, preferences and other special rights, qualifications, privileges, limitations and restrictions granted to or imposed upon the Common Stock or the Preferred Stock.

 FIFTH: The name and address of the sole incorporator of the Corporation is as follows:

 David M. Farbman, Esq.
c/o Feltman, Karesh, Major & Farbman, LLP
152 W. 57th. Street
New York, NY 10019

 SIXTH: The Corporation is to have perpetual existence.

 SEVENTH: The Corporation shall indemnify the Directors, officers and others to the extend provided in this Article SEVENTH.

 (a) A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty or loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware; or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize the further elimination or limitation of the liability of Directors, then the liability of the Directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of the provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

 (b) The Corporation shall indemnify any person who was or is a party or witness, or is threatened to be made a party or a witness, to any threatened, pending or completed action, suit or proceeding by or in right of the Corporation, whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that he or she is or was a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee, agent, partner or trustee (or in any similar position) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized or permitted by the General Corporation Law of Delaware and any other applicable law, as the same exists or may hereunder be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights then said law permitted the Corporation to provide prior to such amendment), against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably by him or her in connection with such action, suit or proceeding, or in connection with any appeal thereof; provided however that except as provided in Section (c) of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such person in connection with an action, suite or proceeding (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board of Directors. Such right to indemnification shall include the right in connection with any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a Director or officer or other person in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer or other person, to repay all amounts so advanced if it should be determined ultimately that such Director or officer or other person is not entitled to be indemnified under this Article or otherwise.

(c) Any indemnification or advancement of expenses required under this Article shall be made promptly and, in any event, within sixty (60) days upon written request of the person entitled thereto.  If a determination by the corporation that the person is entitled to indemnification pursuant to this Article is required and the Corporation fails to respond within sixty (60) days to a written request to a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within sixty (60) days, the right to indemnification and advancement of the expenses shall be enforceable by such person in any court of competent jurisdiction.  Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the Corporation.  It shall be a defense to any such action (other that an action brought to enforce a claim for advancement of expenses pursuant to this Article where the required undertaking has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of Delaware, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor the fact that there has been an actual determination by the Corporation (including the Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or crate a presumption that the claimant has not met the applicable standard of conduct.

(d)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.  Any repeal or modification of the provision of this Article SEVENTH shall not affect any obligations of the Corporation or any rights regarding indemnification and advancement of expenses of a Director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification of the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification.

 (e)     The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another benefits plan or other enterprise again liability asserted against him or her in any such capacity or arising out of his or her status of such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, the General Corporation Law of Delaware or otherwise.

 (f)      If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director and officer of the Corporation as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation, a grand jury proceeding and an action, suit or proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of the Article that shall not have been invalidated by the General Corporation Law Of Delaware or by any other applicable law.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in any manner now or hereafter prescribed herein and by the laws of the State of Delaware, and the rights conferred on the stockholders hereunder are granted subject to this reservation.

 The undersigned; being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate and does hereby declare and certify that it is his act and deed and the facts stated herein are true, accordingly, does hereunto set his had this 2nd date of October, 2001.

IN WITNESS WHEREOF, I have signed this Certificate this 2nd day of October, 2001

DAVID M. FARBMAN Incorporator

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